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                                                                    EXHIBIT 99.2

                                 PROXYMED, INC.
              SECOND QUARTER 2003 FINANCIAL RESULTS CONFERENCE CALL

                            MODERATOR: MICHAEL HOOVER
                                  JULY 22, 2003
                                  10:00 A.M. ET

OPERATOR:         I would like to welcome everyone to ProxyMed's conference call to discuss financial results for the second quarter of 2003.
                  At this time, I would like to inform you that all participants are in a listen-only mode. At the request of the Company, we will open the conference call up for questions and answers after the presentation. We would appreciate it if you would limit your questions to one and then get back in queue if you have a follow-up question or another question to ask.

                  Today's conference call is being webcast. Replays of this call will be available on the internet at www.proxymed.com shortly after this call. Leading today's call from ProxyMed are Mike Hoover, CEO; Nancy Ham, President; and Judd Schmid, Chief Financial Officer.

                  Before the discussions begin, please be reminded that statements made by ProxyMed during this call, including answers given in response to questions, are intended to fall within the Safe Harbor Provisions of the securities laws. Actual results might differ materially from those in the statements. Such statements are subject to a variety of risks, many of which are discussed in the company's most recent form 10-K and other SEC filings, which the Company strongly urges you to read.

                  At this time, I will now turn the presentation over to Mr. Mike Hoover.


MICHAEL HOOVER:   Good morning. Thank you, Operator. Thank you, everyone, for joining us once again. On our call today we will report on our second quarter financial results including our return to EBITDA profitability, which was driven by the continued success of our MedUnite integration. We will also update you on our HIPAA efforts including the rollout of our new
                  HIPAA-compliant transaction platform for batch and real-time transactions, as well as our new PROXYMED.NET physician office web portal. Finally, we'll talk about our exciting new service opportunities arising from new relationships with First Data and PlanVista.

                  Certainly the highlight of the quarter for me was our return to EBITDA profitability, which was a full quarter earlier than we had originally projected. This critical milestone was accomplished by the ability of our dedicated team to focus on





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                  and drill down to the most minute cost details in order to reduce or eliminate unnecessary expenditures at MedUnite. In addition, our technology and our operational teams made excellent progress in integrating the two businesses. Despite this focus, we were also able to deliver strong results in our transaction services segment, with core transaction group growth at over eight percent, leading to a 12 percent sequential revenue increase. We expect good revenue growth and continued margin expansion over the balance of the year. While our lab services unit was a bit revenue-challenged in the quarter, they are on a strong trend line for the third and fourth quarters. All-in-all we are very pleased with our performance for the quarter.

                  In addition, we never lost sight of the need to pursue new services and transaction types to drive our future growth. I mentioned to you last quarter that we had some exciting things in the works. I am happy that we were able to bring them to fruition in the quarter. I have already been on the road personally to introduce these services to CEOs of some of our largest customers. I am optimistic as to early response.

                  With this brief overview, let me turn it over to Judd and Nancy for all of the details. Judd...


JUDSON SCHMID:    Thank you, Mike. Good morning everyone.

                  With my new son, Max, now nine weeks old, I want to thank all of those who have sent their congratulations to my wife and myself. Being a parent for the first time really is everything we hoped it would be and more.

                  As we reported in our press release yesterday afternoon, our overall financial results continue to improve, thanks to the ongoing strength of our transaction services business, which is driven by our cost-reduction and integration efforts at MedUnite and consistent revenue growth in our existing operations. As a result, we reported consolidated revenues of $17.7 million and EBITDA profits of $431,000. With the recording of a $752,000 increase in the value of the PlanVista warrant, which we'll talk about in a few minutes, our net loss was $356,000 or 5 cents per share. This compares to consolidated revenues of $12.6 million, EBITDA profits of $901,000, and diluted EPS of 6 cents per share in the same quarter last year.

                  The point of our successful integration plan is to merge the MedUnite and ProxyMed businesses as quickly as possible. We worked hard to provide you a breakout of MedUnite's results for the quarter so that you can track our progress. But, given the tremendous strides in integration of the MedUnite and ProxyMed operations in the second quarter, we will not be able to break out MedUnite's results in the future.




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                  With that, I'd like to turn now to the income statement.
                  Starting with revenues in our transaction business, sequential revenue growth over the first quarter was a solid 12 percent, excluding $4.5 million in revenues from MedUnite. Even including MedUnite, where the initial focus has been on stabilizing and retaining the business rather than growing it, our sequential segment revenue growth was 6 percent.

                  From a transaction standpoint, we processed a total of 56 million total transactions, up 97 percent from the second quarter of last year, but down one percent sequentially. Excluding MedUnite's transactions, while overall transactions grew only 1 percent due to a decrease in lower priced encounters, we are pleased to report that core transactions grew eight percent, fueled by continued growth in both new accounts and existing ones. We've seen significant increases in our claims and statements as a result of our new relationship with AlphaThought as well as growth from our small physician accounts.

                  At MedUnite, transactions were down four percent sequentially due to the decision to terminate two large vendors who are sending us non-revenue producing transactions. However, as a result, our average revenue per real-time transaction increased substantially. In addition, we believe that the introduction of our new web transaction portal, PROXMED.NET, will enable us to grow our real-time transactions.

                  This strong growth in core transactions, combined with opportunities brought forth by our new relationships with PlanVista and First Data, which Mike will address later, continues to give us confidence that we can achieve our internal growth goals for the year 25 percent or more. We remain on a run rate to process over 225 million transactions on an annual basis.

                  Our lab services business continues to lag behind our expectations from a revenue standpoint. While we've seen a sequential decline in revenues of 7 percent from soft lab device and contract manufacturing orders, we do see improvement in the third quarter from existing and new relationships.

                  Shifting now to SG&A expenses, the big news this quarter is the success we've had at MedUnite in reducing the expense run-rate. Since our acquisition on December 31st, we've been able to consistently lower the operating expenses each month. SG&A expenses are now in line with our original expectations on a monthly basis. Some of our specific successes include the moving into a smaller office in San Diego for a 95 percent savings compared to last year's costs; the elimination or renegotiation of substantial unnecessary telecom expenses; and the elimination of duplicative contact management, HR, and CRM systems making for a much more efficient operation. Moving



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                  forward, we're also looking to combine the accounting and
                  finance systems as well. We continue to "peel back the onion" to look for the obvious and the not-so-obvious.

                  Expense levels in our other business units remained essentially flat across the board, another indication of our commitment to consistently monitor expenses.

                  As a result our success in curtailing these expenses at MedUnite, we are very pleased to report a return to consolidated EBITDA profits. In one short quarter we were able to go from a loss of $948,000 to a profit of $431,000. While we can slice the EBITDA pie many ways, here are the most important slices. First, EBITDA in transaction services, excluding MedUnite, went from $709,000 to $1.2 million. At almost 16 percent, this is the highest EBITDA margin ever achieved by this business unit, demonstrating that as we grow the business we can achieve operating leverage to drive margin growth. Secondly, MedUnite's EBITDA loss improved significantly from a loss of $1.6 million in the first quarter to an EBITDA loss of only $338,000 in the second quarter. Lastly, our lab services EBITDA declined from $817,000 in the first quarter to $455,000 in the second quarter.

                  Amortization expense was in line with last quarter. As we noted then, we have not yet started amortizing the real-time network platform acquired from MedUnite. With the introduction of PROXYMED.NET, which was based on the MedUnite real-time platform, we will begin amortizing this platform sometime in the third quarter. This amortization should add about $255,000 per quarter for the next five years. Additionally, down the road as we enter the fourth quarter, we'll begin to amortize our HIPAA-compliant platform that we have worked on for the last 18 months to complete. This is expected to add approximately $50,000 per quarter over five years.

                  From a cash perspective, we ended the quarter with $8.6 million in total cash. At this time, we have settled or made arrangements for the payment of all significant liabilities at MedUnite that were reported as part of our acquisition. We settled the original $8.3 million in accrued acquisition and exit costs for at least $1.5 million less than originally estimated due to our negotiations. Additionally, as noted in our last quarter's call, we were successful in entering into financing agreements with MedUnite's vendors for payment of some $4.6 million in liabilities at MedUnite that existed at December 31st. As a result of these financing agreements and the interest that we're paying on our $13.4 million convertible notes to the MedUnite founders, our net interest expense was expected to be about $180,000 per quarter. We're running a little more than that due to lower interest earned on our investments.

                  With $8.6 million in total cash and with the company almost at a positive free cash flow level, I'm comfortable with our



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                  current cash resources as compared to our internal needs.
                  Additionally, we've signed a term sheet for a $12.5 million line of credit with our current commercial bank. Documentation and closing of this line is expected to be concluded in the next few weeks.

                  Finally, in conjunction with our commercial agreement with PlanVista to provide claims re-pricing services to our payers, we acquired a warrant to purchase up to 15 percent of PlanVista at $1.95 per share. In the accounting for this warrant we recorded an initial value of $547,000 on June 10th. By June 30, as the market price of PlanVista stock was up significantly, the value of this warrant increased to $1.3 million. The resulting increase of $752,000 was recorded as current period income. Until this warrant gets exercised or expires, we'll have to mark up or down the value of this warrant. If we don't exercise the warrant, we'll have to take a charge for any remaining value on our books.

                  With the momentum in transaction services and the rebound expected in lab services, we plan to continue to improve our operating results in the last two quarters of the year and then beyond. While we have much hard work ahead of us, our goal is to exit the year on a positive EPS run rate. With that, I'd like to turn it over to Nancy, who will be discussing our operations in more detail. Nancy...

NANCY HAM:        Good morning, everyone. I'd like to start out this morning by sharing with you some of our continued success in completing the integration of MedUnite. Just six months ago, we purchased a business with a cash burn rate of almost $1.6 million a month. Today as we exit the second quarter, that burn rate is less than $100,000 a month. I'm very comfortable that MedUnite will make its first positive EBITDA in the third quarter. I want to thank all of the associates at both the former
                  MedUnite and at ProxyMed for their incredible hard work and dedication in making this happen by executing on our four-step plan of action:

                  First, we immediately moved to eliminate overlapping corporate functions and services such as executive management, human resources, finance, marketing, legal, and real estate. While most of this work was accomplished in the first sixty days, it did take a while for all the savings to show up in the P&L.

                  Second, we started attacking the operations area where it seemed we had two of just about everything. In the first 90 days we made all the decisions about which systems to keep and which to eliminate. In the second 90 days, we have been taking



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                  actions on those decisions. The biggest impact here, both
                  operationally and financially, were the move to a single corporate co-location facility for our production systems and the move to one customer-relation management system. This was accomplished in the second quarter and is now allowing us to consolidate all of our front-end customer support into our Norcross facility.

                  Third, we reviewed and re-reviewed every expenditure in the business asking ourselves, do we need it at all? If we needed it, can we renegotiate it, downsize it, or combine it with something here at ProxyMed? This has been especially true in our telecommunications and software license and maintenance areas where our corporate IT department, led by Brian McGannon, has just done an outstanding job.

                  Finally, we're still working on the fourth and final step of the plan, which is to integrate the main production processing platform. We just reached a major milestone here with the launch of PROXYMED.NET, which is our new web portal for providers. This portal combines the former PROXYMED.COM and MEDUNITE.NET in a single HIPAA-compliant portal. Congratulations to the dedicated team who've been heads-down making this happen. We now have a best-of-breed platform combining the real-time transaction suite acquired from MedUnite with ProxyMed's flexible architecture which, among other things, allows us to private-label the portal for our partners. The first users have gone live successfully. We anticipate completing the full migration by the end of September. This will allow us to then shut off the two former platforms and to realize those incremental savings.

                  Over the rest of the year then, our focus at MedUnite is to complete the migration of all of our claims customers on the ProxyMed Phoenix platform. The Phoenix platform is our new redesigned and HIPAA-compliant transaction platform, which processes both claims and real-time transactions. Phoenix is important to us for several reasons. First, it has facilitated the integration of the MedUnite and ProxyMed platforms, allowing us to consolidate all of our customers onto one-batch platforms while eliminating the cost associated with MedUnite's multiple claims platforms. Second, Phoenix provides our HIPAA-compliant processing engine. Third, it provides a new data warehouse, which is needed to support some of our new value-added services. Finally, it provides us with the scalability to support continued aggressive growth in the future.

                  Let's turn now to ProxyMed's core transaction services business, which had a pretty good quarter, growing revenue 12 percent sequentially and core transactions by 8 percent. Our growth comes first from our excellent provider sales force. In the quarter they signed up over 3,000 physicians for over 8,000 services. This translates to 2.6 services per doctor, which shows our efforts at cross-selling are continuing to pay off for us. In addition we were able to bring on several larger new partners, such as AlphaThought, in record time. Finally, strategic relationships, such as HBMA, are beginning to bear fruit.




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                  All-in-all we're having a lot of success not only in selling our services, but in getting them implemented more quickly. Of course, we've also been busy with HIPAA this year. We've already met the first major deadline, which was the privacy deadline on April 15th. This involved updating almost of our inbound products to add more robust security and authentication features. We had to sign business associate agreements with our providers and we conducted training for all of our associates.

                  While this was a lot of effort in and of itself, the bigger work effort is around the October 16th deadline for transactions and code sets, which involves changing the formats of all of our transactions to ANSI X.12 4010A. I'm pleased to report that we have hit several major HIPAA milestones so far: we've received full production certification from Clarity that our transactions are HIPAA-compliant; we implemented the production version of our HIPAA claims validator; we implemented our new payer router that allows us to seamlessly handle both compliant and non-compliant transactions, depending on the readiness of our provider and payer partners; we're processing HIPAA-compliant professional and institutional 4010A claims end-to-end in production with multiple payers with the balance of our payers migrating between now and October; we've launched our self-testing tools for our partners; and a lot more.

                  While I'm pleased overall with our readiness, we are not complacent. With only 87 days left until October 16th, we and the entire industry still have much to do. It's certain at this point that there will be both payers and especially providers who will not be ready. Yet, it is still uncertain what CMS plans to do about this. The industry is very engaged in a dialog with CMS around contingency planning for these lagging providers, as no one wants to see you drop the paper. The current expectation seems to be that non-compliant providers will be able to continue to submit their transactions electronically post-October 16th for a defined grace period. ProxyMed has prepared itself for this contingency by architecting our Phoenix platform to handle both compliant and non-compliant transactions even to the same payer.

                  Now a quick note on our prescription services business. Overall there is certainly a renewed interest in the marketplace due to pending federal legislation and the growing number of state statutes regarding the legibility of prescriptions. For example, our home state right here in Florida has already adopted such a statute. While it doesn't specifically mention e-prescribing, it does put pressure on physicians to do something to make prescriptions more consistent and legible. While we hope this macro trend will accelerate our growth, we do continue to make steady day-to-day progress ourselves. Our launch with Rite Aid is going well. We're now active in 12 states. While the transaction count with Rite Aid is still modest, they are very pleased and are rolling this into all of their major markets with quite a bit of attention. On a global basis, our



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                  prescription transaction volumes are consistently up 15
                  percent over the same period last year.

                  Finally, let me turn to our lab business, which continues to feel the effects of the overall economic slowdown in both our contract manufacturing and our lab device business. While our national and regional account business was mostly on track for the quarter, our smaller labs and our hospital labs showed a definite slowdown. IT resources at these customers were consumed in the second quarter with HIPAA privacy efforts and their physician office customers were likewise reluctant to make any changes in the quarter as well. With the April 15th privacy date behind us, we are seeing in the third quarter a definite pickup in orders from all segments of our lab business.

                  We've also taken steps to better leverage our multiple touch points with labs, which includes devices and the latest services from our lab business, real-time transactions from MedUnite, and claims and encounters from our transaction service business. While each of our businesses work with labs everyday, in the past we didn't treat labs as single consolidated customers nor do we do much to cross-sell these customers our full suite of services. Under our new approach, we believe we can use our market-leading position in devices to win more of the lab's recurring transaction business - both claims and real-time. Labs are also key targets customers for our new FirstProxy ERA/EFT offering.

                  With that, I'll turn it back over to Mike.


MICHAEL HOOVER:   Thanks, Nancy. As we've just discussed, the results for the quarter in our transaction services business have been terrific. While we'll keep our eye on our lab business this next quarter,. we believe that we can exit the year on a positive EPS run-rate. As we mentioned to you in our last call, an integral part of our growth plan is that we are always looking for new products and services that add value to our existing offering. Keeping in line with this strategy, in June we announced a big business relationship with PlanVista
                  Corporation to provide claims re-pricing services to our payer customers. More recently we introduced FirstProxy, our new service offering in conjunction with First Data. I'd like to spend a few moments discussing the significance of both of these important relationships.

                  Leveraging our extensive payer connectivity and PlanVista's state-of-the-art re-pricing capability and other proven cost-containment services, ProxyMed and PlanVista can immediately begin to roll out these services to ProxyMed payers and save them real dollars on out-of-network claims. Payers today usually are not re-pricing all the claims. A payer may be paying that claim at full retail or perhaps at a




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                  reasonable and customary rate. If they are re-pricing claims, they are often focused on just high-dollar claims. This means they are leaving potentially tens of millions of dollars on the table annually.

                  Using our new service, we can re-price claims at any dollar level with a guaranteed 24-hour turnaround. For our payer customers, we can typically generate savings of 20 to 30 percent on over half of their out-of-network claims - a very nice savings for the payer. ProxyMed is then paid on a percentage of savings, which translates to well north of a dollar per claim. This service is a great win-win: our payers realize major savings, while we realize enhanced revenues and margins. We've already received positive feedback from some of our larger payer customers and are in active discussions with them about using the new service. Finally, as Judd mentioned, as part of the agreement, ProxyMed received a warrant to acquire 15 percent of PlanVista at a price of $1.95 a share.

                  We are also equally excited about our new relationship with First Data. By leveraging ProxyMed's Phoenix platform and our connectivity to both payers and over 140,000 healthcare providers and First Data's expertise in financial transactions, we can offer a suite with innovative solutions under the FirstProxy name that will streamline and expedite the healthcare claim payment and settlement process. Our first offering together will be for electronic remittance advice and electronic funds transfer. We expect to begin beta testing this service in the fourth quarter. In our relationship with First Data, we granted them a warrant to purchase 600,000 shares of ProxyMed common stock at $16.50 per share, a 36 percent premium to the market price at the time the deal is signed. This warrant, however, is performance-based over a 3-1/2 year period. This means that First Data only has the right to exercise a portion of the warrant if certain revenues are generated by FirstProxy and recognized by ProxyMed. If the targets are not met, First Data loses its ability to exercise each portion. It is essentially the same concept as we entered into the founding members of MedUnite. In my prior business ventures, I worked extensively with First Data and both companies benefiting from the relationship. I am confident that ProxyMed's relationship with First Data will be just as successful.

                  In conclusion, I think it's been a good quarter here at ProxyMed. We are very pleased with our return to EBITDA profitability and with the continued success in our transaction services business. We're excited about our new value-added offerings with PlanVista and First Data, and the impact that they can have on our growth in 2003 and especially in 2004. Now we are focused on delivering our results to you for the rest of the year.

                  Before we leave you today, I just want to clarify two items that were noted in our press release yesterday. First of all, despite the typo, my title is still Chief Executive Officer. Second, I stated that with PlanVista and First Data, we could



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                  meet the financial and operational goals established at the beginning of the year. By this, I mean that while we will continue to be challenged to meet analyst consensus on revenues, I am comfortable we will meet or exceed EBITDA guidance, which is currently $4.2 million for the remainder of the year. This is despite absorbing any start-up costs related to PlanVista and First Data offerings. While we have much work to do to get there, including the final stages of the MedUnite migration and avoiding any significant HIPAA problems, I am confident we will be exiting 2003 on a positive EPS run rate.

                  With that, we conclude our formal statements. Operator, we will open the lines for any questions that we may have.

        [Questions from participants and answers from management omitted]

MICHAEL HOOVER:   Great, OK. Let's wrap it up. We want to thank you for your time and participation today. Please join us for our next conference call. I am sure we will have some follow-ups via phone. Thank you.

OPERATOR:         Ladies and gentlemen, thank you for participating in today's conference. This concludes the program. You may now disconnect.




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